As filed with the Securities and Exchange Commission on September 28, 2007

Registration No.  333-122743

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 9
TO

FORM S-11

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INLAND AMERICAN REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including, area code of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland  21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Robert H. Baum	Michael J. Choate, Esq.
Vice Chairman,	Shefsky & Froelich Ltd.
Executive Vice President and	111 East Wacker Drive
General Counsel	Suite 2800
The Inland Group, Inc.	Chicago, Illinois 60601
2901 Butterfield Road	(312) 836-4066
Oak Brook, Illinois 60523
(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public:  This Post-Effective Amendment No. 9 to Form S-11 Registration Statement (333-122743) is being filed to deregister all of the 60,680,247.151 shares of common stock that remained unsold as of the termination of the offering on July 31, 2007.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This Post-Effective Amendment No. 9 to Form S-11 Registration Statement (333-122743) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

Termination of Initial Public Offering and Deregistration of Shares of Common Stock

Inland American Real Estate Trust, Inc. (the “Registrant”) filed a Form S-11 Registration Statement (333- 122743), which was declared effective by the Securities and Exchange Commission on August 31, 2005, pursuant to which the Registrant registered 540,000,000 shares of common stock for sale in its initial public offering (the “Initial Public Offering”).  Of the 540,000,000 shares registered, 500,000,000 shares were offered to the public on a “best efforts” basis at $10.00 per share, and 40,000,000 were offered at $9.50 per share pursuant to the distribution reinvestment plan adopted by the Registrant in connection with the Initial Public Offering (the “DRP”), for an aggregate Initial Public Offering of $5,380,000,000.

The Registrant terminated the Initial Public Offering effective as of the close of business on July 31, 2007.  As of the close of business on July 31, 2007, the Registrant had sold a total of 469,598,762 shares in the “best efforts” public offering and a total of 9,720,990.849 shares pursuant to the DRP, resulting in aggregate gross offering proceeds of approximately $4,788,337,083.04.  Thus, at the completion of the Initial Public Offering, there remained unsold a total of 60,680,247.151 shares of common stock, which includes 30,401,238 shares that remained unsold in the “best efforts” public offering and 30,279,009.151 that remained unsold pursuant to the DRP.  By filing this post-effective amendment, the Registrant hereby deregisters all of the 60,680,247.151 shares of common stock that remained unsold in the Initial Public Offering as of the close of business on July 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 9 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 28th day of September, 2007.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Its:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 9 to the Registration Statementhas been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Robert D. Parks	Director and chairman of the board	September 28, 2007
Name: Robert D. Parks

By:	/s/ Brenda G. Gujral	Director and president (principal executive officer)	September 28, 2007
Name: Brenda G. Gujral

By:	/s/ Lori J. Foust	Treasurer (principal financial officer)	September 28, 2007
Name: Lori J. Foust

By:	/s/ Jack Potts	Principal Accounting Officer	September 28, 2007
Name: Jack Potts

By:	/s/ J. Michael Borden*	Director	September 28, 2007
Name: J. Michael Borden

By:	/s/ David Mahon*	Director	September 28, 2007
Name: David Mahon

By:	/s/ Thomas F. Meagher*	Director	September 28, 2007
Name: Thomas F. Meagher

By:	/s/ Paula Saban*	Director	September 28, 2007
Name: Paula Saban

By:	/s/ William J. Wierzbicki*	Director	September 28, 2007
Name: William J. Wierzbicki

By:	/s/ Roberta S. Matlin

*                    Signed on behalf of the named individuals by Roberta S. Matlin under power of attorney.

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